SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ZAP
(Exact name of registrant as specified in its charter)

California	95-3210624
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
501 Fourth Street, Santa Rosa, CA	95401
(Address of Principal Executive Offices)	(Zip Code)

2008 Equity Compensation Plan
and
 Consultants and Advisors Compensation
( Title of the Plan)

Steven M. Schneider, Chief Executive Officer
501 Fourth Street
Santa Rosa, CA 95401
(Name, address, and telephone number of agent for service)

Copies to:

Robert C. Laskowski, Esq.
520 SW Yamhill, Suite 600
Portland, Oregon 97204-1329
(503) 241-0780

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, non-accelerated filer, or a “smaller reporting company”.

Large accelerated filer [] Accelerated filer []

Non-accelerated filer [] Smaller reporting company [ X]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price (1)	Amount of registration fee (2)
Common Stock, par value $0.001 per share	20,000,000 shares	$ 0.11	$2,200,000	$86.46

(1)Estimated solely for purposes of calculating the registration fee in accordance with the Securities Act of 1933, as amended, based on the closing price for the Common Stock in the over-the-counter market on March 12, 2009.

(2)Calculated in accordance with Section 6(b) of the Securities Act of 1933, as amended ( “1933Act”), and Securities and Exchange Commission (“SEC”) Rule 457(h) promulgated under the Act.

 PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I is permitted to be omitted.

PART II

 INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Company with the SEC are incorporated by reference in this registration statement:

(a) Company's annual report on Form 10-KSB for fiscal year ended December 31, 2007, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”);

(b)  The description of the registrant’s Common Stock contained in the Registration Statement filed on Form SB-2 on February 21, 2001, including all amendments files for the purpose of updating such Common Stock description.

(c)  All documents filed by the Company subsequent to those listed in Item 3(a)-(b)above pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, priorto the filing of a post-effective amendment which indicates that all securitiesoffered hereby have been sold or which deregisters all securities then remainingunsold, shall be deemed to be incorporated by reference herein and to be a parthereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Robert C. Laskowski, attorney at law, has given an opinion of counsel on the validity of the securities being registered hereunder. Mr. Laskowski is eligible to receive shares of the registrant’s Common Stock pursuant to this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Section 317 of the California General Corporation Law permits the indemnification of a corporation’s agent, including officers and directors, if such agent is a party, or threatened to be made a party, to any action or proceeding by reason of the fact that the person is or was ana gent of the corporation or because he is a party or threatened to be made a party to any action or proceeding brought by or on behalf of a corporation. If the agent is successful on the merits in defense of any action or proceeding, the corporation must indemnify the agent against expenses actually and reasonably incurred by the agent in such defense.

 The registrant’s Articles of Incorporation, as amended, provide that the liability for monetary damages shall be eliminated to the fullest extent permissible under California law. The registrant’s Bylaws permit the registrant to indemnify its officers and directors, to the maximum extent permitted by the California General Corporation Law, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that the person is or was an officer or director of the registrant. In this respect, the registrant has the power to advance to any officer or director expenses incurred in defending any such proceeding to the maximum extent permitted by law.

The registrant has been advises, however, that it is the position of the SEC that, insofar as such provision in the registrant’s Bylaws may be invoked for liabilities under the 1933 Act, such provision is against public policy and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not Applicable

Item 8. Exhibits.

4.1 2008 Equity Compensation Plan

5.1 Opinion and consent of Robert C. Laskowski, Attorney at Law

23.1 Consent of Bagell, Josephs, Levine & Company, LLC

23.2 Consent of Robert C. Laskowski, Attorney at Law ( included in Exhibit 5.1)

Item 9. Undertakings.

A.The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by section 10(a)(3) of the Act;

(b)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(c)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs A(1)(a) and A(1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the above-referenced provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Act, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Santa Rosa, California, on March 12, 2009.

ZAP
By:  /s/ Steven M. Schneider
   Steven M. Schneider
   Chief Executive Officer
   March 12, 2009

Pursuant to the requirements of the Act, this registration statement has been signed by  the following persons in the capacities and on the date(s) indicated:

Principal Executive Officer

/s/ Steven M. Schneider                March 12, 2009
Steven M. Schneider
Chief Executive Officer

Principal Accounting and Financial Officer

/s/ William Hartman                 March 12, 2009
William Hartman
Chief Accounting and Financial Officer

Directors:

/s/ Steven M. Schneider                March 12, 2009
Steven M. Schneider
Director

/s/ Peter J. Scholl                    March 12, 2009
Peter J. Scholl
Director

/s/ Eqbal Al Yousuf                   March 12, 2009
Eqbal Al Yousuf
Director